UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2016 (May 13, 2016)

Inventergy Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26399	62-1482176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 E. Hamilton Avenue #180 Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 389-3510

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 13, 2016, Inventergy Global, Inc. (the “Company”) entered into, and consummated the transactions contemplated by, a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”). Pursuant to the Purchase Agreement, the Company sold to the Investors in a private placement 369 shares of Series D Convertible Preferred Stock (“Series D Preferred Stock”), each having a stated value of $1,000, for aggregate gross proceeds of $369,000 (the “Financing”). The Company’s chief executive officer and each of the members of the Company’s board of directors participated in the Financing in which they invested an aggregate of $144,000.

The Series D Preferred Stock is immediately convertible into shares of the Company’s common stock, subject to certain beneficial ownership limitations, at an initial conversion price equal to $1.98 per share, subject to adjustment.The shares of common stock issuable upon conversion of the Series D Preferred Stock are subject to trading restrictions until the six month anniversary of the issuance date of the Series D Preferred Stock, unless they are included in a registration statement filed by the Company prior to such date. The Series D Preferred Stock contains provisions providing for an adjustment in the conversion price upon the occurrence of certain events, including stock splits, stock dividends and fundamental transactions. The Company may redeem some or all of the Series D Preferred Stock for cash as follows: (i) on or prior to August 11, 2016, in an amount equal to 120% of the aggregate stated value then outstanding, and (ii) after August 11, 2016, in an amount equal to 135% of the aggregate stated value then outstanding.

Each Investor also received a common stock purchase warrant (the “Warrants”) to purchase up to a number of shares of common stock equal to 85% of such Investor’s subscription amount. The Warrants are exercisable for a term of five years commencing six months and one day after the closing of the Financing (the “Initial Exercise Date”) at a cash exercise price of $1.87 per share. 50% of the Warrants vested immediately and the remainder of the Warrants will vest only if an Investor’s shares of Series D Preferred Stock remain outstanding at the Initial Exercise Date. In the event the shares underlying the Warrants are not subject to a registration statement at the time of exercise, the Warrants may be exercised on a cashless basis after six months from the issuance date. The Warrants also contain provisions providing for an adjustment in the exercise price upon the occurrence of certain events, including stock splits, stock dividends and fundamental transactions. The Purchase Agreement contains customary representations, warranties, and covenants, including covenants relating to public reporting and the use of proceeds.

The securities offered have not been registered under the Securities Act of 1933, as amended, and the Investors may not sell or otherwise transfer the securities in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

The foregoing summaries of the Purchase Agreement and the Warrants are qualified in their entirety by reference to the full text of each such document. Copies of the Purchase Agreement and the Warrants are attached hereto as Exhibits 10.1 and 4.1, respectively, and they are incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

The Preferred Stock and Warrants issued in the Financing were issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), as set forth in Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Item 5.03	Amendment to Articles of Incorporation or Bylaws.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

On May 13, 2016, the Company filed a Certificate of Designation to its Amended and Restated Certificate of Incorporation (the “Certificate of Designation”) with the Secretary of State of the State of Delaware, authorizing and establishing the rights, preferences, and privileges of the Series D Preferred Stock. The summary of the terms of the Certificate of Designation set forth above is qualified in its entirety by reference to the full text of the document. A copy of the Certificate of Designation is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
3.1	Certificate of Designation of Series D Convertible Preferred Stock
4.1	Form of Common Stock Purchase Warrant
10.1	Form of Securities Purchase Agreement, dated May 13, 2016, among the Company and the Investors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2016

INVENTERGY GLOBAL, INC.

By:	/s/ Joseph W. Beyers
Name: Joseph W. Beyers
Title: Chief Executive Officer